Press Release	Source: Industrial Enterprises of America, Inc.

ILNP Elects Jerome Davis to its Board of Directors
Wednesday July 13, 9:46 am ET

HOUSTON--(BUSINESS WIRE)--July 13, 2005--Industrial Enterprises of America, Inc. (Pink Sheets: ILNP - News) today announced that it has elected Jerome Davis to its Board of Directors. With over twenty years of legal, regulatory, financial and general management experience in the environmental and energy sectors, Mr. Davis further strengthens ILNP's Board and becomes the Company's third independent director. The addition of Mr. Davis to the Board of Directors enables the Company to fulfill the American Stock Exchange (AMEX) listing criteria requiring a majority independent board. ILNP anticipates filing an application to be listed on the AMEX in the near future.

"Mr. Davis's extensive experience in strategic planning, marketing and business development will be a tremendous asset to ILNP as we expand our sales and marketing efforts of existing product lines and continue to forge ahead in acquiring profitable companies. His appointment marks the formulation of a highly skilled and accomplished Board of Directors that will assist ILNP in achieving sustainable growth and increasing shareholder value," commented Crawford Shaw, CEO of ILNP.

Jerome Davis currently serves as Special Assistant to the President at Columbia University. Prior to entering the academic world in 2002, he was the Chairman and CEO of Noxtech, Inc., an environmental technology development and marketing company. Mr. Davis also served as President of Cummins Power Generation, Inc., where he was responsible for the oversight of all aspects of business management and acquired extensive experience in international business development and technology licensing. He is a graduate of Princeton University where he received the coveted Moses Taylor Pyne Prize, the highest general distinction available to an undergraduate. Additionally, Mr. Davis was a Rhodes Scholar at Oxford where he received an M.A. in Politics and Economics before graduating from Yale University Law School in 1976.

About ILNP

Industrial Enterprises of America, Inc. "ILNP" specializes in converting Hydroflurocarbon gases, (HFC) R134a and R152a, into branded and private label refrigerant and propellant products. Headquartered in Houston Texas, with manufacturing and packaging facilities in New Jersey, ILNP's products serve a variety of industries. For more information about ILNP visit www.TheOtherGas.com.

Contact:
    For Industrial Enterprises of America, Inc.
    Investors & Public Relations:
    David Zazoff, 212-505-5976
PressReleases@Za-Consulting.net

Source: Industrial Enterprises of America, Inc.